EXHIBIT 99.1

CapitalSource Reports Second Quarter 2012 Results

  Second Quarter Net Income of $388 Million or $1.66 Per Share
  Deferred Tax Asset Valuation Allowance of $347 Million Reversed
  Net Loan Growth of $250 Million at CapitalSource Bank (+5% Over 1Q)
  Net Interest Margin of 4.95% at CapitalSource Bank
  12 Million Shares Repurchased – Outstanding Shares Reduced by 30% Since December 2010
  All Remaining Convertible Debt of $23 Million Redeemed After Quarter End

LOS ANGELES, July 30, 2012 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced financial results for the second quarter of 2012. The Company reported net income for the quarter of $388 million or $1.66 per diluted share, including $1.49 per diluted share resulting from reversal of $347 million of the Company's deferred tax asset valuation allowance. Excluding the reversal, net income for the quarter was $40 million or $0.17 per diluted share, compared to net income of $25 million or $0.10 per diluted share in the prior quarter and net income of $17 million or $0.05 per diluted share in the second quarter of 2011.

"Two years of sustained profitability and predictable earnings at CapitalSource Bank, the substantial decline in Parent Company loans over that period, and improved Parent Company credit performance permitted us to reverse $347 million of our deferred tax asset valuation allowance this quarter – six months earlier than expected. The reversal resulted in a tax benefit of $1.49 per share in the quarter and positively impacted the Company's tangible book value, which increased to $7.15 at quarter end," said James J. Pieczynski, CapitalSource CEO. "Our repurchase of twelve million shares in the quarter raises the total since inception of the buyback program in December of 2010 to over 102 million shares – which represents roughly a 30% net reduction of the shares outstanding since the return of capital initiative began."

"Our national lending franchise continued to produce at a high level in the second quarter - with $250 million of loan growth at the Bank, representing 5% growth in the quarter. Funded production of $596 million was in line with our projection, as was the net interest margin in the quarter at 4.95%," said Tad Lowrey, CapitalSource Bank Chairman and CEO. "Bank assets increased to $7.1 billion, while deposit costs declined by 7 basis points. Though several favorable one-time items in the first quarter and a higher loan loss provision in the second quarter make some linked quarter comparisons unfavorable, we are very pleased with the overall financial performance at CapitalSource Bank through the first half of 2012 and remain on track for significant year over year earnings and loan growth."

"Our Parent Company unrestricted cash increased to $168 million, pro forma for the July redemption of approximately $23 million of convertible debentures, as second quarter loan sales and payoffs came in higher than expected and more than offset $78 million of share repurchases. Projected incremental cash for the second half of the year of $60-70 million provides added flexibility to execute various liquidity management and capital deployment strategies, as we continue to position the Company to apply for bank holding company status," said John Bogler, CapitalSource CFO. "Consolidated operating expenses through the first half were $98 million, which is in line with our full-year target of $190-200 million and would represent a 5-10% reduction over 2011."

CAPITALSOURCE BANK SEGMENT

This segment includes our commercial lending and banking business activities in CapitalSource Bank.

Second Quarter 2012 Highlights

  Net Income was $23 million, a decrease of $9 million from the prior quarter primarily due to an $11 million increase in provision for loan losses. Total interest income decreased $3 million to $96 million, primarily due to non-recurring items in the prior quarter.

  Loans and Leases increased $250 million or 5%, to $5.3 billion at quarter end. Total loans and leases have increased 9% in 2012 and 30% since June 30, 2011. Funded loan and lease production was $596 million, compared to $522 million in the prior quarter. During the quarter, the Bank introduced Premium Finance lending, adding another niche lending product to its existing business lines.

  Net Interest Margin was 4.95%, a decrease of 17 basis points from the prior quarter, primarily due to non-recurring items in the prior quarter which added 13 basis points to the first quarter net interest margin.

  Capital – The Tier 1 leverage ratio increased 30 basis points to 12.69%. The total risk-based capital ratio decreased 2 basis points to 16.20%.

  Credit Quality - Loan loss provision was $13 million, compared to $2 million in the prior quarter. Net charge-offs were $7 million in the quarter, compared to a $0.1 million net recovery in the prior quarter. Non-accrual loans increased to $102 million or 1.94% of loans at quarter end, compared to $83 million or 1.64% of loans at the end of the prior quarter. The allowance for loan and lease losses was $102 million or 1.96% of loans at quarter end, compared to $97 million or 1.96% of loans at the end of the prior quarter.

Second Quarter 2012 Details

	Quarter Ended
Net Income				6/30/12 vs. 3/31/12		6/30/12 vs. 6/30/11
	6/30/2012	3/31/2012	6/30/2011	$	%	$	%

($ in thousands)
Interest income	$ 96,112	$ 98,620	$ 90,490	$ (2,508)	(3)%	$ 5,622	6%
Interest expense	15,394	16,059	15,612	665	--	218	1
Provision for loan losses	12,569	1,903	(1,331)	(10,666)	560	(13,900)	(1,044)
Non-interest income	13,198	15,469	7,508	(2,271)	15	5,690	76
Non-interest expense	43,179	41,164	37,102	(2,015)	(5)	(6,077)	(16)
Income tax expense	15,106	23,159	18,840	8,053	35	3,734	20
Net income	23,062	31,804	27,775	(8,742)	(27)	(4,713)	(17)

Net Interest Margin was 4.95%, a decrease of 17 basis points from the prior quarter. Interest income was $96 million, a decrease of $3 million from the prior quarter. The decline in NIM was primarily due to two non-recurring items in the prior quarter: the collection of past due interest on a non-accrual loan which paid off and added 5 basis points to NIM; and a change in prepayment assumptions on MBS, due to interest rate movements, which added 8 basis points. Net interest income was $81 million, a decrease of $2 million from the prior quarter.

	Quarter Ended
	6/30/2012				3/31/2012
Net Interest Margin	Average Balance	Interest Income/Expense	Average Yield/Cost		Average Balance	Interest Income/Expense	Average Yield/Cost

($ in thousands)
Loans	$ 4,973,262	$ 87,680	7.09%	(1)	$ 4,934,215	$ 88,858	7.24%
Investment securities	1,238,781	8,029	2.61		1,243,807	9,474	3.06
Cash and other interest-earning assets	346,288	403	0.47		303,537	288	0.38
Total interest-earning assets	6,558,331	96,112	5.89		6,481,559	98,620	6.12
Deposits	5,334,190	12,640	0.95		5,237,572	13,291	1.02
Borrowings	585,791	2,754	1.89		567,736	2,768	1.96
Total interest-bearing liabilities	$ 5,919,981	15,394	1.05		$ 5,805,308	16,059	1.11
Net interest income / spread		80,718	4.84%			$ 82,561	5.01%
Net interest margin			4.95%				5.12%

(1) Loan yield for the quarter included 65 basis points of fee and discount accretion, unchanged from the prior quarter.

Non-interest Income was $13 million, a decrease of $2 million from the prior quarter due primarily to lower fees for servicing Parent Company loans as the Parent portfolio continues to decline.

Non-interest Expense was $43 million, an increase of $2 million from the prior quarter. Operating expenses were $40 million, an increase of $1 million from the prior quarter. Non-operating expenses were $3 million, an increase of $1 million from the prior quarter, primarily due to an increase in REO disposition expenses.

Cash and Investments decreased by $157 million to $1.5 billion, as cash was redeployed to fund new loans. The portfolio yield at quarter end increased 16 basis points to 2.35%, primarily due to a lower mix of cash and cash equivalents.

Cash and Investments	6/30/2012			3/31/2012
($ in thousands)	Balance	Yield	Duration (Years)	Balance	Yield	Duration (Years)
Cash and cash equivalents and restricted cash	$ 275,456	0.29%	--	$ 457,104	0.23%	0.1
Agency callable notes	5,053	2.50%	3.3	20,123	2.46%	3.8
Agency debt	23,810	1.94%	0.4	24,262	1.98%	0.6
Agency MBS	1,014,783	2.53%	2.8	966,293	2.66%	2.9
Non-agency MBS	50,785	4.31%	2.1	55,818	4.33%	2.2
CMBS	108,520	4.04%	2.3	111,076	4.04%	2.4
Asset-backed securities	12,453	11.38%	0.9	13,909	11.34%	1.0
U.S. Treasury and agency securities	19,165	2.56%	6.2	18,869	2.56%	6.3
	$ 1,510,025	2.35%	2.2	$ 1,667,454	2.19%	2.0

Loans and Leases increased $250 million (5%) from the prior quarter as detailed below.

	Quarter Ended
Loan and Lease Roll Forward (1)	6/30/2012	3/31/2012	6/30/2011
($ in thousands)
Beginning balance	$ 5,088,426	$ 4,894,292	$ 4,012,819
New fundings	595,737	521,476	548,346
Existing loans and leases
Principal repayments, net	(265,491)	(320,550)	(326,273)
Leased equipment depreciation	(2,288)	(2,288)	(40)
Transfers to held for sale, net	(31,519)	5,000	(108,529)
Loan sales	(38,615)	--	--
Transfers to foreclosed assets	(176)	(9,567)	(3,573)
Net (charge-offs) / recoveries	(7,401)	63	(23,046)
Ending balance	$ 5,338,673	$ 5,088,426	$ 4,099,704

(1) Includes operating leases and equity investments related to operating leases which are included in other assets and other investments, respectively, on our balance sheet and excludes loans held for sale.
	Quarter Ended
Loan and Lease Portfolio Detail	6/30/2012	3/31/2012	6/30/2011
($ in thousands)
Healthcare Asset Based	$ 145,758	$ 194,608	$ 195,479
Equipment Finance (1)	470,275	417,854	289,236
Lender Finance & Timeshare	761,310	744,065	612,194
Other Asset Based	47,103	49,325	28,865
Premium Finance	7,638	--	--
Total Asset Based	1,432,084	1,405,852	1,125,774
General Cash Flow	263,593	265,931	209,065
Technology Cash Flow	511,880	497,992	282,459
Healthcare Cash Flow	315,719	293,876	203,880
Security Cash Flow	323,414	293,135	281,955
Professional Practice	147,084	128,615	74,827
Total Cash Flow	1,561,690	1,479,548	1,052,186
General Real Estate	684,312	575,851	569,345
Multi Family	884,164	881,078	726,582
Healthcare Real Estate	570,888	560,053	485,377
Small Business	205,535	186,044	140,440
Total Real Estate	2,344,899	2,203,026	1,921,744
Total	$ 5,338,673	$ 5,088,426	$ 4,099,704

(1) Includes $102 million of operating leases and related equity investments as of June 30, 2012 and $104 million as of March 31, 2012, which are included in other assets and other investments, respectively, on our balance sheet.

Deposits were $5.4 billion at quarter end, an increase of $33 million from the prior quarter. The weighted average interest rate on total deposits declined 4 basis points to 0.94% at the end of the quarter. The weighted average rate of new and renewing time deposits in the quarter was 0.83%, compared to 0.91% in the prior quarter.

FHLB Borrowings were $597 million, an increase of $10 million from the prior quarter. FHLB borrowings are used primarily for interest rate risk management or short-term funding purposes. The weighted average rate of FHLB borrowings was 1.83% as of June 30, 2012, compared to 1.90% at the end of the prior quarter and the average remaining maturity was unchanged at 3.6 years.

Allowance for Loan and Lease Losses was $102 million or 1.96% of the loan portfolio, an increase of $5 million from the prior quarter.

	Quarter Ended
Allowance for Loan and Lease Losses	6/30/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 84,376	$ 12,240	$ 96,616
Provision	3,536	9,033	12,569
Charge-offs, net	--	(7,401)	(7,401)
Ending balance	$ 87,912	$ 13,872	$ 101,784	1.96%

	Quarter Ended
	3/31/2012
	General	Specific	Total	% Loans
Beginning balance	$ 84,587	10,063	$ 94,650
(Reserve release) / Provision	(211)	2,114	1,903
Charge-offs, net	--	63	63
Ending balance	$ 84,376	$ 12,240	$ 96,616	1.96%

Non-performing Assets were $108 million, an increase of $11 million (11%) from the prior quarter. Non-accrual loans were $102 million, an increase of $19 million (22%) from the prior quarter. REO declined by $8 million (59%) due to sales and charge-offs.

Non-performing Assets	6/30/2012		3/31/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 80,571	1.14%	$ 58,815	0.84%
Non-accrual loans - delinquent 30-89 days	59	--	13,697	0.19
Non-accrual loans - delinquent 90+ days	21,360	0.31	10,694	0.15
Total non-accrual loans	101,990	1.45%	83,206	1.18%
REO	5,644	0.08	13,698	0.2
Total non-performing assets	$ 107,634	1.53%	$ 96,904	1.38%

Troubled Debt Restructurings were $75 million, an increase of $14 million from the prior quarter. TDRs on accrual status increased to $69 million from $53 million in the prior quarter. Of the total TDR balance, $23 million as of June 30, 2012 and March 31, 2012 have been performing for 12 months or more in accordance with the revised contractual terms and are no longer considered impaired. Non-accruing TDRs were $7 million (included in the "Non-accrual loans" in the table above), all of which were current as to payment status, compared to $9 million in the prior quarter.

OTHER COMMERCIAL FINANCE SEGMENT

This segment includes the CapitalSource Inc. loan portfolio and other business activities at the Parent Company.

Second Quarter 2012 Details

Net Income was $365 million, compared to a loss of $6 million in the prior quarter. Second quarter results included a tax benefit of $347 million related to the release of a portion of the deferred tax asset valuation allowance.

	Quarter Ended
Net Income				6/30/12 vs. 3/31/12		6/30/12 vs. 6/30/11
	6/30/2012	3/31/2012	6/30/2011	$	%	$	%

($ in thousands)
Interest income	$ 22,978	$ 22,702	$ 40,701	$ 276	1%	$ (17,723)	(44)%
Interest expense	4,770	4,799	30,195	29	1	25,425	84
Provision for loan losses	(2,033)	9,169	2,854	11,202	122	4,887	171
Non-interest income	1,594	3,491	27,450	(1,897)	(54)	(25,856)	(94)
Non-interest expense	11,629	15,560	44,375	3,931	25	32,746	74
Income tax (benefit) expense	(355,123)	2,550	(1,591)	357,673	14,026	353,532	22,221
Net income (loss)	365,329	(5,885)	(7,682)	371,214	6,308	373,011	4,856

Interest Income was $23 million, which was unchanged from the prior quarter.

Non-interest Income was $2 million, compared to $3 million for the prior quarter. The net decline was primarily due to a $2 million write-off of tenant improvements associated with abandoning a lease on excess office space.

Non-interest Expense was $12 million, compared to $16 million in the prior quarter. Operating expenses were $18 million, an increase of $3 million from the prior quarter due primarily to the establishment of a $2 million lease abandonment accrual for excess office space and higher third party loan workout expenses, offset by lower compensation costs. Non-operating expenses resulted in income of $6 million, a net expense decrease of $7 million from the prior quarter, due to an $8 million gain on debt extinguishment that was partially offset by a $1 million increase in REO and foreclosed asset expenses.

Unrestricted Cash at quarter end was $191 million, an increase of $84 million from the prior quarter. Pro forma for the redemption of $23 million of the Company's outstanding 7.25% convertible debentures in July, unrestricted cash was $168 million. The largest sources of cash were principal collections related to non-securitized loans, and a quarterly tax payment from the Bank to the Parent Company pursuant to the tax sharing arrangement between the parties. The principal use of cash in the quarter was share repurchases totaling $78 million.

Loans decreased by $99 million from the prior quarter as detailed below. Securitized loan balances were $419 million, a decrease of $43 million from the prior quarter. The non-securitized loan balance was $382 million, a decrease of $56 million from the prior quarter, net of the sale of $62 million of loans previously moved to held for sale.

	Quarter Ended
Loan and Lease Roll Forward	6/30/2012	3/31/2012	6/30/2011
($ in thousands)
Beginning balance	$ 899,836	$ 971,601	$ 2,054,907
Existing loans and leases
Principal repayments, net	(56,857)	(46,634)	(569,389)
Transfers to held for sale, net	--	--	(10,162)
Loan sales	(20,174)	(10,557)	(16,735)
Transfers to foreclosed assets	--	(1,710)	(7,235)
Net charge-offs	(21,678)	(12,864)	(62,613)
Ending balance	$ 801,127	$ 899,836	$ 1,388,773

Allowance for Loan and Lease Losses was $32 million, or 3.99% of the loan portfolio, a decline of $24 million from the prior quarter as detailed below. The decline was due to a $13 million release of general reserves stemming from loan payoffs and the charge-off of existing and newly recorded specific reserves.

	Quarter Ended
Allowance for Loan and Lease Losses	6/30/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 37,162	$ 18,124	$ 55,286
(Reserve release) / Provision	(12,515)	10,482	(2,033)
Charge-offs, net	--	(21,678)	(21,678)
Ending balance	$ 24,647	$ 6,928	$ 31,575	3.99%

	Quarter Ended
	3/31/2012
	General	Specific	Total	% Loans
Beginning balance	$ 42,596	$ 16,385	$ 58,981
(Reserve release) / Provision	(5,434)	14,603	9,169
Charge-offs, net	--	(12,864)	(12,864)
Ending balance	$ 37,162	$ 18,124	$ 55,286	6.24%

Non-performing Assets were $114 million, a decline of $61 million (35%) from the prior quarter, due to declines in both non-accruals and REO, as detailed below. As of June 30, 2012, $59 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	6/30/2012		3/31/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 58,907	4.03%	$ 91,901	6.94%
Non-accrual loans - delinquent 30-89 days	460	0.03	61	--
Non-accrual loans - delinquent 90+ days	41,744	2.86	63,055	4.76
Total non-accrual loans	101,111	6.92%	155,017	11.70%
REO	13,303	0.92	20,274	1.53
Total non-performing assets	$ 114,414	7.84%	$ 175,291	13.23%

Troubled Debt Restructurings were $173 million, a decrease of $21 million from the prior quarter. TDRs on accrual status decreased by $4 million to $116 million. Non-accruing TDRs were $57 million (included in the "Non-accrual loans" in the table above), though $42 million were current as to payment status compared to $74 million in the prior quarter.

CONSOLIDATED

Second Quarter 2012 Details

Net Income was $388 million or $1.66 per diluted share, compared to net income of $25 million, or $0.10 per diluted share, in the prior quarter as detailed below. Net income included the impact of the reversal of the Company's deferred tax asset valuation allowance of $347 million or $1.49 per diluted share. Pre-tax income was $48 million compared to $51 million in the prior quarter.

	Quarter Ended
Net Income				6/30/2012 vs. 3/31/2012		6/30/12 vs. 6/30/11
	6/30/2012	3/31/2012	6/30/2011	$	%	$	%

($ in thousands)
Interest income	$ 117,982	$ 120,077	$ 127,425	$ (2,095)	(2)%	$ (9,443)	(7)%
Interest expense	20,164	20,858	45,807	694	3	25,643	56
Provision for loan and lease losses	10,536	11,072	1,523	536	5	(9,013)	(592)
Non-interest income	8,450	11,550	16,277	(3,100)	(27)	(7,827)	(48)
Non-interest expense	48,200	49,050	62,529	850	2	14,329	23
Income tax (benefit) expense	(340,017)	25,709	17,249	365,726	1,423	357,266	2,071
Net income	387,549	24,938	16,594	362,611	1,454	370,955	2,235

Interest Income was $118 million, a decrease of $2 million from the prior quarter.

Net Interest Margin was 5.20%, a decrease of 7 basis points from the prior quarter. Net interest income was $98 million, a decrease of $1 million from the prior quarter.

Non-Interest Income was $8 million, a decrease of $3 million from the prior quarter.

Non-Interest Expense was $48 million, a decrease of $1 million from the prior quarter as detailed below.

	Quarter Ended
Non-Interest Expense	6/30/2012	3/31/2012	% Change
($ in thousands)
Compensation and benefits	$ 25,408	$ 26,416	4%
Professional fees	3,089	3,600	14
Occupancy expenses	6,221	3,759	(65)
FDIC fees and assessments	1,463	1,449	(1)
General depreciation and amortization	1,511	1,695	11
Other administrative expenses	13,622	9,620	(42)
Total operating expenses	51,314	46,539	(10)
Leased equipment depreciation	2,288	2,288	--
Expense of real estate owned and other foreclosed assets, net	3,821	450	(749)
(Gain) loss on extinguishment of debt	(8,142)	83	9,910
Other non-interest expense, net	(1,081)	(310)	(249)
Total non-interest expense	$ 48,200	$ 49,050	2%

Income Tax Expense was a net benefit of $340 million, due primarily to the $347 million release of a portion of the deferred tax asset valuation allowance.

Loans and Leases increased $152 million from the prior quarter as detailed below:

	Quarter Ended
Loan and Lease Roll Forward (1)	6/30/2012	3/31/2012	6/30/2011
($ in thousands)
Beginning balance	$ 5,988,262	$ 5,865,893	$ 6,067,726
New fundings	595,737	521,476	548,346
Existing loans and leases
Principal repayments, net	(322,348)	(367,184)	(895,661)
Leased equipment depreciation	(2,288)	(2,288)	(40)
Transfers to held for sale, net	(31,519)	5,000	(118,691)
Loan sales	(58,789)	(10,557)	(16,735)
Transfers to foreclosed assets	(176)	(11,277)	(10,808)
Net (charge-offs) / recoveries	(29,079)	(12,801)	(85,659)
Ending balance	$ 6,139,800	$ 5,988,262	$ 5,488,478

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments on our balance sheet.

Allowance for Loan and Lease Losses was $133 million, or 2.23% of the loan portfolio, compared to $152 million, or 2.61% at the end of the prior quarter.

Net Charge-offs were $29 million, an increase of $16 million from the prior quarter.  Net charge-offs as a percentage of average loans for the twelve month period ended June 30, 2012 were 2.30%, compared to 3.31% for the twelve month period ended March 31, 2012.

	Quarter Ended
Allowance for Loan and Lease Losses	6/30/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$121,538	$ 30,364	$151,902
(Reserve release) / Provision	(8,979)	19,515	10,536
Charge-offs, net	--	(29,079)	(29,079)
Ending balance	$112,559	$ 20,800	$133,359	2.23%

	Quarter Ended
	3/31/2012
	General	Specific	Total	% Loans
Beginning balance	$127,183	$ 26,448	$153,631
(Reserve release) / Provision	(5,645)	16,717	11,072
Charge-offs, net	--	(12,801)	(12,801)
Ending balance	$121,538	$ 30,364	$151,902	2.61%

Non-performing Assets were $222 million, a decline of $50 million (18%) from the prior quarter primarily due to a $35 million decrease in non-accrual loans. As of June 30, 2012, $139 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	6/30/2012		3/31/2012
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 139,478	1.64%	$ 150,716	1.81%
Non-accrual loans - delinquent 30-89 days	519	0.01	13,758	0.17
Non-accrual loans - delinquent 90+ days	63,104	0.74	73,749	0.89
Total non-accrual loans	203,101	2.39%	238,223	2.87%
REO	18,947	0.22	33,972	0.41
Total non-performing assets	$ 222,048	2.61%	$ 272,195	3.28%

Troubled Debt Restructurings were $248 million, a decrease of $8 million from the prior quarter. TDRs on accrual status increased by $11 million to $185 million. Of the total TDR balance, $23 million as of June 30, 2012 and March 31, 2012 have been performing for 12 months or more in accordance with the revised contractual terms and are no longer considered impaired. Non-accruing TDRs were $64 million (included in the "Non-accrual loans" in the table above), though $49 million were current as to payment status, compared to $82 million in the prior quarter.

Valuation Allowance related to the Company's deferred tax assets was $166 million, a decrease of $347 million from the end of the prior quarter. The net deferred tax asset at quarter end after subtracting the valuation allowance was $385 million, an increase of $363 million from the prior quarter.

Book Value Per Share was $7.92 at the end of the quarter, an increase of $1.71 from the end of the prior quarter. Total shareholders' equity was $1.8 billion at the end of the quarter, including intangible assets of $173 million, which was an increase of $310 million from the prior quarter primarily due to the $347 million valuation allowance reversal and net income in the quarter, partially offset by share repurchases of $78 million.

Tangible Book Value Per Share was $7.15 at the end of the quarter, an increase of $1.67 from the end of the prior quarter primarily due to the deferred tax asset valuation allowance reversal and net income in the quarter, partially offset by share repurchases.

Share Repurchases during the quarter totaled12 million shares at a total cost of $77.9 million. As a result, the remaining authority for share repurchases as of June 30, 2012 was $131 million. Since inception of the share buyback program the Company has repurchased 102.6 million shares, reducing the December of 2010 starting balance of 323 million shares by approximately 30%, at an average purchase price of $6.37 per share.

Any share repurchases made pursuant to the Company's stock repurchase program will be made through open market purchases or privately negotiated transactions from time to time until December 2012 – two years from initiation of the program in December 2010. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.

Average Diluted Shares Outstanding were 233.0 million shares for the quarter, compared to 247.6 million shares for the prior quarter. Total outstanding shares at June 30, 2012 were 225.0 million.

Quarterly Cash Dividend of $0.01 per common share was paid on June 30, 2012 to common shareholders of record on June 14, 2012.

Conference Call Details

A conference call to discuss the results will be hosted on Monday, July 30, 2012 at 2:30 p.m. PDT / 5:30 p.m. EDT. Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 6:00 p.m. PDT / 9:00 p.m. EDT April 30, 2012 through October 30, 2012.

CapitalSource Bank Call Report

CapitalSource Bank will file its Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041, for the quarter ended June 30, 2012 (the Call Report) with the Federal Deposit Insurance Corporation (FDIC) on July 30, 2012. The Call Report will subsequently be posted by the FDIC on its website at http://cdr.ffiec.gov/Public/.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.6 billion and total deposits of $5.4 billion as of June 30, 2012. For more information, visit www.capitalsource.com.

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about loan and lease growth at CapitalSource Bank, loan and lease production at CapitalSource Bank, earnings growth at CapitalSource Bank, Parent Company liquidity, return of excess capital at the Parent Company to shareholders, consolidated operating expenses, and our expectations regarding our application to become a bank holding company, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words 'anticipate,' 'assume,' 'intend,' 'believe,' 'expect,' 'estimate,' 'forecast,' 'plan,' 'position,' 'project,' 'will,' 'should,' 'would,' 'seek,' 'continue,' 'outlook,' 'look forward,' and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: continued or worsening credit losses, charge-offs, reserves and delinquencies; changes in economic or market conditions or investment or lending opportunities; continued or worsening disruptions in credit and other markets; competitive and other market pressures on product pricing and services; reduced demand for our services; loan repayments higher than expected; our inability to grow deposits and access wholesale funding sources; regulatory safety and soundness considerations; higher than anticipated increases in operating expenses; all anticipated synergies expected from moving Parent Company employees to CapitalSource Bank may not be achieved; CapitalSource Bank's inability to adjust expenses as part of the consolidation effort; we may not receive the regulatory approvals needed to become a bank holding company within our expected timeframe or at all; the success and timing of other business strategies and asset sales; lower than anticipated liquidity; drawdown of Parent Company unfunded commitments substantially in excess of historical drawings; lower than expected Parent Company's recurring tax basis income; lower than expected taxable income at CapitalSource Bank for which CapitalSource Bank has to reimburse the Parent Company for income tax expenses in accordance with the tax sharing agreement; the need to retain capital for strategic or regulatory reasons including the implementation of Basel III standards; and other factors described in CapitalSource's 2011 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource Second Quarter 2012 – Financial Supplement

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)

ASSETS
Cash and cash equivalents	$ 416,021	$ 458,548
Restricted cash	75,523	65,484
Investment securities:
Available-for-sale, at fair value	1,148,042	1,188,002
Held-to-maturity, at amortized cost	108,520	111,706
Total investment securities	1,256,562	1,299,708
Loans:
Loans held for sale	31,519	193,021
Loans held for investment	6,038,091	5,758,990
Less deferred loan fees and discounts	(61,115)	(68,843)
Less allowance for loan and lease losses	(133,359)	(153,631)
Loans held for investment, net	5,843,617	5,536,516
Total loans	5,875,136	5,729,537
Interest receivable	30,296	38,796
Other investments	72,669	81,245
Goodwill	173,135	173,135
Other assets	670,317	453,615
Total assets	$ 8,569,659	$ 8,300,068

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$ 5,382,012	$ 5,124,995
Term debt	214,059	309,394
Other borrowings	1,029,606	1,015,099
Other liabilities	162,295	275,434
Total liabilities	6,787,972	6,724,922

Shareholders' equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	--	--
Common stock ($0.01 par value, 1,200,000,000 shares
authorized; 224,999,706 and 256,112,205 shares issued
and outstanding, respectively)	2,250	2,561
Additional paid-in capital	3,286,833	3,487,911
Accumulated deficit	(1,526,938)	(1,934,732)
Accumulated other comprehensive income, net	19,542	19,406
Total shareholders' equity	1,781,687	1,575,146
Total liabilities and shareholders' equity	$ 8,569,659	$ 8,300,068

CapitalSource Second Quarter 2012 – Financial Supplement

CapitalSource Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Net interest income:	(Unaudited)
Interest income:
Loans and leases	$ 108,301	$ 109,070	$ 113,647	$ 217,371	$ 237,147
Investment securities	9,236	10,717	12,688	19,953	31,040
Other	445	290	1,090	735	1,390
Total interest income	117,982	120,077	127,425	238,059	269,577
Interest expense:
Deposits	12,640	13,291	13,398	25,931	26,781
Borrowings	7,524	7,567	32,409	15,091	65,778
Total interest expense	20,164	20,858	45,807	41,022	92,559
Net interest income	97,818	99,219	81,618	197,037	177,018
Provision for loan and lease losses	10,536	11,072	1,523	21,608	46,332
Net interest income after provision for loan and lease losses	87,282	88,147	80,095	175,429	130,686

Non-interest income:
Loan fees	3,057	4,668	3,410	7,725	8,014
Leased equipment income	3,258	3,258	73	6,516	73
(Loss) gain on investments, net	(620)	(307)	8,725	(927)	32,240
Gain (loss) on derivatives, net	432	(103)	(271)	329	(2,149)
Other non-interest income, net	2,323	4,034	4,340	6,357	4,311
Total non-interest income	8,450	11,550	16,277	20,000	42,489

Non-interest Expense:
Compensation and benefits	25,408	26,416	29,098	51,824	59,477
Professional fees	3,089	3,600	6,318	6,689	9,888
Occupancy expenses	6,221	3,759	4,019	9,980	7,973
FDIC fees and assessments	1,463	1,449	1,341	2,912	3,331
General depreciation and amortizations	1,511	1,695	1,778	3,206	3,621
Other administrative expenses	13,622	9,620	10,367	23,242	20,758
Total operating expenses	51,314	46,539	52,921	97,853	105,048
Leased equipment depreciation	2,288	2,288	40	4,576	40
Expense of real estate owned and other foreclosed assets, net	3,821	450	10,956	4,271	21,289
(Gain) loss on extinguishment of debt	(8,142)	83	--	(8,059)	--
Other non-interest expense, net	(1,081)	(310)	(1,388)	(1,391)	(1,366)
Total non-interest expense	48,200	49,050	62,529	97,250	125,011

Net income before income taxes	47,532	50,647	33,843	98,179	48,164
Income tax (benefit) expense	(340,017)	25,709	17,249	(314,308)	28,411
Net income	387,549	24,938	16,594	412,487	19,753

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on available-for-sale securities, net of tax	(960)	1,447	20,454	487	25,297
Unrealized (loss) gain on foreign currency translation, net of tax	--	(351)	1,878	(351)	11,460
Other comprehensive (loss) income	(960)	1,096	22,332	136	36,757
Comprehensive income	$ 386,589	$ 26,034	$ 38,926	$ 412,623	$ 56,510

Net income per share:
Basic	$ 1.71	$ 0.10	$ 0.05	$ 1.76	$ 0.06
Diluted	$ 1.66	$ 0.10	$ 0.05	$ 1.72	$ 0.06
Average shares outstanding:
Basic	226,373,991	241,078,624	320,426,484	233,726,308	320,311,588
Diluted	232,939,444	247,598,531	327,087,717	240,268,989	327,025,588

Dividends declared per share	$ 0.01	$ 0.01	$ 0.01	$ 0.02	$ 0.02
CapitalSource Inc.
Segment Balance Sheets
(Unaudited)
($ in thousands)

	June 30, 2012				March 31, 2012
	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$ 275,456	$ 216,088	$ --	$ 491,544	$ 457,104	$ 163,855	$ --	$ 620,959
Investment securities:
Available-for-sale	1,126,049	21,993	--	1,148,042	1,099,274	40,235	--	1,139,509
Held-to-maturity	108,520	--	--	108,520	111,076	--	--	111,076
Loans	5,216,670	790,866	959	6,008,495	5,024,167	946,204	2,067	5,972,438
Allowance for loan and lease losses	(101,784)	(31,575)	--	(133,359)	(96,616)	(55,286)	--	(151,902)
Loans, net of allowance for loan and lease losses	5,114,886	759,291	959	5,875,136	4,927,551	890,918	2,067	5,820,536
Receivables due from affiliates	4,743	(1,827)	(2,916)	--	1,845	29,474	(31,319)	--
Other assets	429,806	521,055	(4,444)	946,417	432,957	200,434	(18,815)	614,576
Total assets	$ 7,059,460	$ 1,516,600	$ (6,401)	$ 8,569,659	$ 7,029,807	$ 1,324,916	$ (48,067)	$ 8,306,656

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$ 5,382,012	$ --	$ --	$ 5,382,012	$ 5,348,790	$ --	$ --	$ 5,348,790
Borrowings	597,000	646,665	--	1,243,665	587,000	735,739	--	1,322,739
Balance due to affiliates	(1,827)	4,743	(2,916)	--	29,470	1,849	(31,319)	--
Other liabilities	51,546	118,543	(7,794)	162,295	58,902	126,043	(21,899)	163,046
Total liabilities	6,028,731	769,951	(10,710)	6,787,972	6,024,162	863,631	(53,218)	6,834,575

Shareholders' equity:
Common stock	921,000	2,250	(921,000)	2,250	921,000	2,372	(921,000)	2,372
Additional paid-in capital/retained earnings/deficit	94,129	724,857	940,909	1,759,895	68,398	438,411	942,398	1,449,207
Accumulated other comprehensive income, net	15,600	19,542	(15,600)	19,542	16,247	20,502	(16,247)	20,502
Total shareholders' equity	1,030,729	746,649	4,309	1,781,687	1,005,645	461,285	5,151	1,472,081

Total liabilities and shareholders' equity	$ 7,059,460	$ 1,516,600	$ (6,401)	$ 8,569,659	$ 7,029,807	$ 1,324,916	$ (48,067)	$ 8,306,656

Book value per outstanding share	$ 4.58	$ 3.32	$ 0.02	$ 7.92	$ 4.24	$ 1.95	$ 0.02	$ 6.21
Tangible book value per outstanding share	$ 3.81	$ 3.32	$ 0.02	$ 7.15	$ 3.51	$ 1.95	$ 0.02	$ 5.48
CapitalSource Inc.
Segment Statements of Operations
(Unaudited)
($ in thousands)

	Three Months Ended June 30, 2012				Three Months Ended March 31, 2012
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	87,680	21,729	(1,108)	108,301	88,858	21,457	(1,245)	109,070
Investment securities	8,029	1,207	--	9,236	9,474	1,243	--	10,717
Other	403	42	--	445	288	2	--	290
Total interest income	$ 96,112	$ 22,978	$ (1,108)	$ 117,982	$ 98,620	$ 22,702	$ (1,245)	$ 120,077
Interest expense:
Deposits	12,640	--	--	12,640	13,291	--	--	13,291
Borrowings	2,754	4,770	--	7,524	2,768	4,799	--	7,567
Total interest expense	15,394	4,770	--	20,164	16,059	4,799	--	20,858
Net interest income	80,718	18,208	(1,108)	97,818	82,561	17,903	(1,245)	99,219
Provision for loan and lease losses	12,569	(2,033)	--	10,536	1,903	9,169	--	11,072
Net interest income after provision for loan and lease losses	68,149	20,241	(1,108)	87,282	80,658	8,734	(1,245)	88,147

Non-interest income:
Loan fees	2,759	298	--	3,057	3,337	1,331	--	4,668
Leased equipment income	3,258	--	--	3,258	3,258	--	--	3,258
Other non-interest income, net	7,181	1,296	(6,342)	2,135	8,874	2,160	(7,410)	3,624
Total non-interest income, net	13,198	1,594	(6,342)	8,450	15,469	3,491	(7,410)	11,550

Non-interest expense:
Compensation and benefits	24,981	427	--	25,408	24,583	1,833	--	26,416
Professional fees	1,844	1,245	--	3,089	1,367	2,233	--	3,600
Leased equipment depreciation	2,288	--	--	2,288	2,288	--	--	2,288
Expense of real estate owned and other foreclosed assets, net	1,616	2,205	--	3,821	(298)	748	--	450
(Gain) loss on extinguishment of debt	--	(8,142)	--	(8,142)	--	83	--	83
Other non-interest expense, net	12,450	15,894	(6,608)	21,736	13,224	10,663	(7,674)	16,213
Total non-interest expense, net	43,179	11,629	(6,608)	48,200	41,164	15,560	(7,674)	49,050

Net income (loss) before income taxes	38,168	10,206	(842)	47,532	54,963	(3,335)	(981)	50,647
Income tax expense (benefit)	15,106	(355,123)	--	(340,017)	23,159	2,550	--	25,709
Net income (loss)	$ 23,062	$ 365,329	$ (842)	$ 387,549	$ 31,804	$ (5,885)	$ (981)	$ 24,938

	Six Months Ended June 30, 2012				Six Months Ended June 30, 2011
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	176,538	43,186	(2,353)	217,371	155,333	82,846	(1,032)	237,147
Investment securities	17,503	2,450	--	19,953	26,322	4,718	--	31,040
Other	691	44	--	735	639	751	--	1,390
Total interest income	$ 194,732	$ 45,680	$ (2,353)	$ 238,059	$ 182,294	$ 88,315	$ (1,032)	$ 269,577
Interest expense:
Deposits	25,931	--	--	25,931	26,781	--	--	26,781
Borrowings	5,522	9,569	--	15,091	4,041	61,737	--	65,778
Total interest expense	31,453	9,569	--	41,022	30,822	61,737	--	92,559
Net interest income	163,279	36,111	(2,353)	197,037	151,472	26,578	(1,032)	177,018
Provision for loan and lease losses	14,472	7,136	--	21,608	9,911	36,421	--	46,332
Net interest income (loss) after provision for loan and lease losses	148,807	28,975	(2,353)	175,429	141,561	(9,843)	(1,032)	130,686

Non-interest income:
Loan fees	6,096	1,629	--	7,725	3,569	4,445	--	8,014
Leased equipment income	6,516	--	--	6,516	73	--	--	73
Other non-interest income, net	16,055	3,456	(13,752)	5,759	9,698	60,713	(36,009)	34,402
Total non-interest income, net	28,667	5,085	(13,752)	20,000	13,340	65,158	(36,009)	42,489

Non-interest expense:
Compensation and benefits	49,564	2,260	--	51,824	23,634	37,261	(1,418)	59,477
Professional fees	3,211	3,478	--	6,689	607	9,281	--	9,888
Leased equipment depreciation	4,576	--	--	4,576	40	--	--	40
Expense of real estate owned and other foreclosed assets, net	1,318	2,953	--	4,271	8,815	12,474	--	21,289
Gain on extinguishment of debt	--	(8,059)	--	(8,059)	--	--	--	--
Other non-interest expense, net	25,674	26,557	(14,282)	37,949	39,814	32,039	(37,536)	34,317
Total non-interest expense, net	84,343	27,189	(14,282)	97,250	72,910	91,055	(38,954)	125,011

Net income (loss) before income taxes	93,131	6,871	(1,823)	98,179	81,991	(35,740)	1,913	48,164
Income tax expense (benefit)	38,265	(352,573)	--	(314,308)	21,935	6,476	--	28,411
Net income (loss)	$ 54,866	$ 359,444	$ (1,823)	$ 412,487	$ 60,056	$ (42,216)	$ 1,913	$ 19,753

CapitalSource Second Quarter 2012 – Financial Supplement

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.33%	1.85%	1.78%	1.59%	1.97%
Return on average equity	9.15%	12.36%	11.46%	10.77%	12.69%
Return on average tangible equity	11.03%	14.84%	13.94%	12.96%	15.50%
Yield on average interest earning assets	5.89%	6.12%	6.13%	6.01%	6.31%
Cost of interest bearing liabilities	1.05%	1.11%	1.21%	1.08%	1.22%
Deposits	0.95%	1.02%	1.13%	0.99%	1.15%
Borrowings	1.89%	1.96%	2.08%	1.93%	2.04%
Net interest spread	4.84%	5.01%	4.92%	4.93%	5.09%
Net interest margin	4.95%	5.12%	5.07%	5.04%	5.24%
Operating expenses as a percentage of average total assets	2.29%	2.26%	2.09%	2.28%	2.13%
Efficiency ratio (1)	43.96%	41.27%	39.64%	42.58%	39.80%
Loan yield	7.09%	7.24%	7.98%	7.17%	8.10%

Capital ratios:
Tier 1 leverage	12.69%	12.39%	13.47%	12.69%	13.47%
Total risk-based capital	16.20%	16.22%	18.67%	16.20%	18.67%
Tangible common equity to tangible assets	12.45%	12.14%	13.26%	12.45%	13.26%

Average balances ($ in thousands):
Average loans	$ 4,973,262	$ 4,934,215	$ 3,943,136	$ 4,953,739	$ 3,868,190
Average assets	6,963,062	6,910,757	6,261,685	6,936,910	6,154,455
Average interest earning assets	6,558,331	6,481,559	5,925,269	6,519,945	5,824,845
Average deposits	5,334,190	5,237,572	4,738,233	5,285,881	4,706,171
Average borrowings	585,791	567,736	426,484	576,764	400,028
Average equity	1,013,953	1,034,854	972,310	1,024,404	954,492

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	120.00%	(1.65%)	(1.00%)	54.35%	(2.66%)
Return on average equity	331.24%	(5.05%)	(2.78%)	158.46%	(7.61%)
Yield on average interest earning assets	9.20%	8.45%	6.30%	8.81%	6.91%
Cost of interest bearing liabilities	2.78%	2.57%	6.89%	2.67%	6.80%
Net interest spread	6.42%	5.88%	(0.59%)	6.14%	0.11%
Net interest margin	7.29%	6.66%	1.63%	6.96%	2.08%
Operating expenses as a percentage of average total assets	5.90%	4.21%	5.15%	4.99%	4.94%
Loan yield	9.91%	8.61%	9.91%	9.22%	8.56%

Average balances ($ in thousands):
Average loans	$ 881,960	$ 1,002,024	$ 1,575,556	$ 941,992	$ 1,951,515
Average assets	1,224,451	1,435,297	3,077,378	1,329,874	3,201,570
Average interest earning assets	1,004,777	1,080,508	2,592,896	1,042,642	2,579,155
Average borrowings	690,928	752,330	1,758,963	721,629	1,829,972
Average equity	443,584	468,752	1,108,506	456,168	1,118,966

Consolidated CapitalSource Inc.: (2)

Performance ratios:
Return on average assets	18.99%	1.20%	0.72%	10.04%	0.43%
Return on average equity	106.31%	6.64%	3.19%	55.75%	1.92%
Return on average tangible equity	120.60%	7.51%	3.48%	63.14%	2.09%
Yield on average interest earning assets	6.27%	6.38%	6.00%	6.33%	6.47%
Cost of interest bearing liabilities	1.23%	1.28%	2.65%	1.25%	2.69%
Net interest spread	5.04%	5.10%	3.35%	5.08%	3.78%
Net interest margin	5.20%	5.27%	3.84%	5.24%	4.25%
Operating expenses as a percentage of average total assets	2.50%	2.24%	2.29%	2.37%	2.27%

Leverage ratios:
Equity to total assets (as of period end)	20.79%	17.72%	22.66%	20.79%	22.66%
Tangible common equity to tangible assets	19.15%	15.97%	21.17%	19.15%	21.17%

Average balances ($ in thousands):
Average loans	$ 5,856,981	$ 5,939,263	$ 5,524,326	$ 5,898,122	$ 5,823,581
Average assets	8,206,790	8,323,937	9,289,804	8,265,363	9,304,717
Average interest earning assets	7,564,867	7,565,089	8,523,800	7,564,978	8,407,875
Average borrowings	1,276,719	1,320,066	2,185,447	1,298,393	2,230,000
Average deposits	5,334,190	5,237,572	4,738,233	5,285,881	4,706,171
Average equity	1,466,177	1,509,560	2,088,562	1,487,869	2,079,313

(1) Efficiency ratio is defined as operating expense (non-interest expense less REO expense, early debt term expense, provision for unfunded commitments and lease depreciation) divided by net interest and non-interest income, less leased equipment depreciation.
(2) Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.01%	0.23%	0.21%	0.27%	0.07%
Loans 30-89 days contractually delinquent	$ 0.5	$ 13.8	$ 12.7	$ 15.7	$ 3.9

Loans 90 or more days contractually delinquent:
As a % of total loans(1)	1.04%	1.22%	1.61%	2.51%	3.48%
Loans 90 or more days contractually delinquent	$ 63.1	$ 73.7	$ 95.8	$ 145.9	$ 195.0

Loans on non-accrual:(2)
As a % of total loans(1)	3.35%	3.94%	4.72%	5.72%	8.50%
Loans on non-accrual	$ 203.1	$ 238.2	$ 280.7	$ 332.8	$ 476.3

Impaired loans:(3)
As a % of total loans(1)	6.03%	6.51%	7.15%	7.93%	8.69%
Impaired loans	$ 365.7	$ 393.4	$ 425.3	$ 461.8	$ 486.6

Allowance for loan and lease losses:
As a % of total loans(4)	2.23%	2.61%	2.70%	3.64%	3.68%
As a % of non-accrual loans	65.66%	63.76%	54.74%	62.60%	41.81%
Allowance for loan and lease losses	$ 133.4	$ 151.9	$ 153.6	$ 208.4	$ 199.1

Net charge offs (last twelve months):
As a % of total average loans	2.30%	3.31%	4.62%	4.87%	5.55%
Net charge offs (last twelve months)	$ 134.0	$ 190.6	$ 268.5	$ 290.8	$ 350.5

(1) Includes loans held for investment and loans held for sale. Excludes deferred loan fees and discounts and the allowance for loan and lease losses.

(2) Includes loans with an aggregate principal balance of $63.1 million, $73.7 million, $90.2 million, $144.7 million, and $155.0 million as of June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011, and June 30, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $2.9 million, $3.1 million, and $118.7 million as of December 31, 2011, September 30, 2011, and June 30, 2011, respectively. As of June 30, 2012 and March 31, 2012 there were no non-performing loans classified as held for sale.

(3) Includes loans with an aggregate principal balance of $63.1 million, $73.7 million, $94.9 million, $142.8 million, and $153.3 million as of June 30, 2012, March 31, 2012, December 31, 2011, September 30 2011, and June 30, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $203.1 million, $238.2 million, $277.8 million, $329.7 million, and $357.6 million as of June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011, and June 30, 2011, respectively, that were also classified as loans on non-accrual status.

(4) Includes loans held for investment and deferred loan fees and discounts. Excludes the allowance for loan and lease losses.

CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com